Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-194110) and related Prospectus of ION Geophysical Corporation for the registration of $175,000,000 of 8.125% senior secured second priority notes due 2018 and related guarantees and to the incorporation by reference therein of our report dated March 21, 2012, with respect to the consolidated financial statements of INOVA Geophysical Equipment Limited and subsidiaries for the year ended December 31, 2011, included in the Form 10-K/A — Amendment No. 1 to Annual Report on Form 10-K of ION Geophysical Corporation for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Chartered Accountants

Calgary, Alberta
March 28, 2014